November 7, 2013

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100F Street Northeast

Washington, DC 20549-2000

RE:      Medbook World, Inc.

File No. 000-53850

Dear Sir or Madam:

We  have  read  Item  4.01  of  the  first  Form  8-K  filed  Medbook  World,  Inc.  (“the  Registrant’)  and responded with our letter at that time dated October 23, 2013.  We note that Registrant has filed a revised Form 8-K also dated October 23, 2013 and further disagree with the statements contained

therein  as  it  pertains  to  our  firm.    We  were  the  registered  public  accounting  firm  for  the

Registrant from December 6, 2012 until our resignation effective October 15, 2013.

We  do  agree  that  we  did  not  perform  the  SAS  100  Quarterly  reviews  for  the  interim  periods

March   31,   2013   through   to   June   30,   2013.   Therefore   we   can   only   confirm   there   are   no

disagreements  as  of  the  period  ended  December  31,  2012.   We  disagree  that  we  did  not  respond

to  the  Registrant.    We  did  not  complete  the  reviews  for  the  interim  periods  March  31,  2013 through  to  June  30,  2013  because  we  weren’t  provided  information  requested  to  perform  the reviews properly.

We  have  no  basis  to  agree  or  disagree  with  any  other  statements  of  the  Registrant  contained  in

Item 4.01 other than the paragraph above.

Sincerely,

/s/ Anton & Chia, LLP